 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2007

IN VERITAS MEDICAL DIAGNOSTICS, INC.
 (Exact name of registrant as specified in charter)

Colorado	000-49972	84-15719760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Green House, Beechwood Business Park, North, Inverness, Scotland IV2 3BL
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 011-44-1463-667347

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 18, 2007 In Veritas Medical Diagnostics, Inc. (the “Company”) entered into a Stock Purchase Agreement with Medical Diagnostic Innovations Ltd.  (“MDI”), a corporation organized under the laws of England and Wales providing for the sale of all of the issued and outstanding shares of our wholly owned subsidiary, IVMD (UK) Limited (“IVMD”) and Jopejo Limited (“Jopejo”).  Pursuant to the Stock Purchase Agreement, MDI will acquire 19,609 shares of stock of IVMD and 83,353 of Jopejo for a purchase price of $665,872 of which $26,500 was been previously advanced to the Company to defray certain costs incurred in connection with the preparation and filing of the Form 10-QSB for the quarter ended April 30, 2007. The Company will use the proceeds of the sale in partial satisfaction of certain outstanding notes.

MDI has agreed to assume certain of the Company’s payment obligations to certain investors (the “RPA Note Holders”) who previously advanced the aggregate amount of $450,000 to the Company pursuant to certain Royalty Participation Agreements (the “RPA Agreements”).  Such payment obligations are, in part, linked to future sales of medical device products that incorporate intellectual property developed by IVMD, including the obligation to make payments equal to 10% of all royalty receipts received in connection with the sale of certain prothrombin blood clotting measuring device, under the terms of a royalty agreement entered into between IVMD and Inverness Medical Innovations Inc. Under the terms of the RPA Agreement the Company is obligated, in certain circumstances, to make aggregate payments to the RPA note holders of $1,350,000 plus interest. In connection with the Stock Purchase Agreement, the RPA Note Holders have agreed to waive and cancel the Company’s obligations under the RPA Agreements.

In addition, pursuant to the terms of the Stock Purchase Agreement, MDI, the Company, IVMD and Jopejo have each agreed to take all actions necessary to secure the cancellation of all or substantially all of the outstanding shares of the Company’s  Series A Preferred Stock.

Further, in consideration for the partial repayment of its Loan Note, Westek has agreed to cancel the remaining obligations that the Company has to Westek under a Loan Note.  All short term advances made to the Company by Westek are to be assumed by IVMD (UK) and will therefore no longer be an obligation of the Company after the sale of the subsidiaries to MDI.

Pursuant to the terms of the Stock Purchase Agreement, the Company agreed to forgive all inter company indebtedness due to the Company from IVMD and Jopejo.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On December 18, 2007, the Company received a notice of default under the Company’s Secured Convertible Debenture (the “Convertible Debenture”) originally issued to Montgomery Capital Partners, Ltd (“Montgomery”) which was subsequently assigned to Triumph Small Cap, Inc. (‘Triumph”). The Convertible Debenture was issued pursuant to the terms of a Securities Purchase Agreement, as amended, (the “SPA”) between Montgomery Equity Partners Ltd. and the Company dated as of September 7, 2005 and subsequently assigned to Triumph by Montgomery pursuant to the terms of a Purchase and Assignment Agreement dated December 18, 2007.  The Company’s total obligations under the Convertible Debenture aggregate $370,820 which includes unpaid interest through October 31, 2007. Pursuant to the terms of a Pledge and Escrow Agreement entered into between the Company and Montgomery, the Company deposited into escrow 25,685,000 shares of its common stock (the “Pledged Shares”) as security for the Company’s obligations under the SPA. In addition the Company’s obligations under the SPA were secured by substantially all of the Company’s Assets. Upon declaring an event of default under the Convertible Debenture, Triumph received all rights to the Pledged Shares, including the right to vote and receive dividends and other distributions thereon and to enjoy all other rights and privileges incident to the ownership of the Pledged Shares.  The Pledged Shares are considered to be part of the Company’s total issued and outstanding stock. In addition, Triumph shall have the right to foreclose on the Company’s assets. Triumph has not taken such action to date.

Item 9.01 Exhibits

10.1           Share Purchase Agreement dated December 18, 2007  by and among, In Veritas Medical Diagnostics, Inc., Medical Diagnostic Innovations Ltd., IVMD (UK) Limited, and Jopejo Limited. (Previously filed as an exhibit to the Company’s current Report on Form 8-K filed with the SEC on December 26, 2008)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IN VERITAS MEDICAL DIAGNOSTICS, INC.

Date: February 15, 2008	By:	/s/ Martin Thorp
Martin Thorp
Chief Financial Officer